EXHIBIT 4.5

AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT

This Amendment to AMENDED AND RESTATED LOAN AGREEMENT (“Amendment”) is made as of the May 8, 2006 and is an amendment to that certain Amended and Restated Loan Agreement, by and between WACHOVIA BANK, NATIONAL ASSOCIATION, (“Lender”) whose address is 10 South Jefferson Street – VA7391, Roanoke, Virginia 24011, and SUPERIOR UNIFORM GROUP, INC., a Florida corporation, (together with all Subsidiaries, as hereinafter defined, and all Affiliates, as hereinafter defined, (“Borrower”), with its principal executive offices located at, and having a mailing address of, 10055 Seminole Boulevard, Seminole, Florida 33772 dated as of April 27, 2004 (the “Agreement”). All of the terms defined in the Agreement shall have the same definition in this Amendment unless specifically stated to the contrary.

WITNESSETH:

WHEREAS, Borrower desires Lender to revise some of the covenants in the Agreement and Lender is willing to make such revisions as follows:

1.	Section 7.1 (d), Minimum Tangible Net Worth is hereby deleted.

2.	Section 7.1 (e) is hereby deleted and the following inserted into its place:

at all times, maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 0.75 to 1.00.

In all other respects, the terms and conditions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, and intending to be legally bound hereby, this Amendment has been duly executed and delivered by the undersigned as of the day and year specified at the beginning hereof.

BORROWER:

SUPERIOR UNIFORM GROUP, INC.,
A Florida Corporation

By:
Andrew D. Demott, Jr.,
As a Senior Vice President
and Chief Financial Officer

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Timothy J. Coop
As a Senior Vice President